Exhibit 99.1

MEDNAX Earns $1.12 Per Share for 2010 Fourth Quarter

Expects 2011 First Quarter EPS Growth of 9 to 15 Percent

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--February 3, 2011--MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, maternal-fetal, pediatric cardiology, other pediatric subspecialty and anesthesia physician services today reported earnings per share of $1.12 for the three months ended December 31, 2010, that were driven by the Company’s successful acquisition efforts throughout the year.

MEDNAX’s results from operations for the 2010 fourth quarter include revenue growth of 10.6 percent and operating income growth of 10.9 percent compared to the prior-year period, when excluding the impact of a favorable legal settlement in the 2009 fourth quarter.

During 2010, MEDNAX invested $343.0 million to complete 15 physician group practice acquisitions, including two anesthesia practices acquired during the 2010 fourth quarter, as well as to make contingent purchase price payments for previously completed acquisitions.

“We enjoyed a record year adding physician groups and we continue to achieve strong results from operations as we execute our strategy of building our network across all of our physician specialties,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We are successfully integrating these recently acquired practices into our Pediatrix Medical Group and American Anesthesiology national group practices, identifying ways to improve the operations of these practices. We continue to attract physician groups that are interested in practicing as part of our national group because we bring the administrative support and clinical quality tools that allow physicians to focus on improving patient care.”

MEDNAX believes that comparisons of its results from operations for the three months and 12 months ended December 31, 2010, to the 2009 periods are more meaningful if GAAP results are presented on a non-GAAP basis by adjusting the following items:

  Increasing general and administrative expenses for the three months and 12 months ended December 31, 2009, by $1.8 million to exclude proceeds related to the favorable settlement of a legal issue; and
  Increasing the income tax provision by $10.9 million for the 12 months ended December 31, 2010, to exclude the impact from the favorable resolution of certain tax matters.

For the three months ended December 31, 2010, MEDNAX generated net patient service revenue of $368.5 million, up 10.6 percent from $333.3 million for the comparable prior-year period.

MEDNAX’s revenue growth was driven by contributions from acquisitions completed since October 2009.

Same-unit revenue growth for the 2010 fourth quarter increased slightly, by two-tenths of one percent from the prior-year period, with patient volume growth of 1.6 percent that was offset by a 1.4 percent decline due to reimbursement-related factors, net, that resulted from a shift toward more of the Company’s services reimbursed under lower-paying government programs.

Same-unit revenue growth from patient volume for the 2010 fourth quarter included growth from the Company’s neonatal, anesthesia and pediatric cardiology physician services, offset by lower patient volume at maternal-fetal medicine practices. The number of neonatal intensive care unit (NICU) patient days increased by 1.5 percent on a same-unit basis for the 2010 fourth quarter, when compared to the prior-year period.

The percentage of patient services reimbursed under government programs increased by 140 basis points, on a same-unit basis, for the 2010 fourth quarter, when compared with the prior-year period. On a sequential basis, same-unit payor mix shifted by 80 basis points toward a higher percentage reimbursed under government programs.

Operating income for the 2010 fourth quarter was $85.9 million, up 10.9 percent from $77.4 million, non-GAAP, for the prior-year period. GAAP operating income for the 2009 fourth quarter was $79.2 million. General and administrative expenses were 10.7 percent of revenue for the 2010 fourth quarter, an improvement of 78 basis points from 11.5 percent, non-GAAP, for the comparable 2009 period. General and administrative expenses were 11.0 percent of revenue for the 2009 fourth quarter on a GAAP basis.

Operating margin improved to 23.3 percent for the 2010 fourth quarter, from 23.2 percent, non-GAAP, for the prior-year period, as a result of revenue growth associated with the Company’s acquisition efforts, offset by a lower rate of same-unit revenue growth. Operating margin for the 2009 fourth quarter was 23.8 percent on a GAAP basis.

MEDNAX generated net income of $53.8 million for the 2010 fourth quarter, or $1.12 per share based on a weighted average 48.0 million shares outstanding. This compares with net income of $49.3 million, or $1.05 per share on a non-GAAP basis, based on a weighted average 47.1 million shares outstanding for the 2009 fourth quarter. GAAP net income for the 2009 fourth quarter was $50.4 million, or $1.07 per share.

For the 12 months ended December 31, 2010, MEDNAX reported revenue of $1.4 billion, up 8.8 percent from $1.3 billion for the comparable prior-year period. Operating income for 2010 was $312.9 million, up 9.0 percent, from $287.2 million, non-GAAP, for the prior year. GAAP operating income for 2009 was $288.9 million.

MEDNAX’s net income for 2010 was $191.8 million, or $4.03 per share, non-GAAP, based on a weighted average 47.6 million shares outstanding, which compares with $174.7 million, or $3.76 per share, non-GAAP, based on a weighted average 46.5 million shares outstanding for 2009. GAAP net income was $202.7 million or $4.26 per share for 2010, and $175.8 million, or $3.78 per share for 2009.

At December 31, 2010, MEDNAX had cash and cash equivalents of $26.3 million and net accounts receivable were $181.4 million. The Company had $146.5 million outstanding on its $350 million revolving credit facility at December 31, 2010.

For 2010, MEDNAX generated cash flow from operations of $240.6 million, which included cash flow from operations of $85.1 million for the 2010 fourth quarter.

MEDNAX used $343.0 million of its cash and amounts available under its revolving credit facility to complete 15 physician group practice acquisitions and to make contingent purchase price payments for previously completed acquisitions.

2011 First Quarter Outlook

MEDNAX expects earnings for the three months ending March 31, 2011, will grow by 9 to 15 percent from the prior-year period, to a range of 88 to 93 cents per share.

MEDNAX’s 2011 first quarter outlook includes assumptions that total patient volume, across all of its specialties and subspecialties combined, will grow by 1.5 percent, a growth rate that is consistent with the 2010 fourth quarter. As a component of total patient volume, MEDNAX includes estimated NICU patient volume growth of 1.5 percent for the 2011 first quarter, from the prior-year period. MEDNAX’s earnings per share range assumes that total patient volume could fluctuate by one-half percent lower to one-half percent higher than its forecast.

Total company same-unit revenue related to net reimbursement factors is projected to be unchanged for the 2011 first quarter, compared to the prior-year period. As a factor impacting net reimbursement, MEDNAX assumes that the percentage of services reimbursed under government programs will be unchanged on a sequential basis, or from the 2010 fourth quarter. On a year-over-year basis, the Company’s mix of services reimbursed under government programs for the 2011 first quarter is estimated to be 80 basis points higher. MEDNAX’s outlook assumes that same-unit revenue growth related to net reimbursement factors could decrease by one-half percent, or increase by one-half percent, for the 2011 first quarter when compared to the prior-year period.

MEDNAX expects to invest approximately $100 million to acquire group practices within its neonatal, maternal-fetal, pediatric cardiology and other pediatric subspecialty physician services throughout 2011.

MEDNAX’s results from operations for the 2011 first quarter, when compared on a sequential basis to the 2010 fourth quarter, will be affected by annual seasonality. These factors include: lower neonatal revenue during the first quarter, on a sequential basis, because there are fewer calendar days than in the fourth quarter, as well as higher expenses associated with Social Security payroll tax expenses that are higher at the beginning of every year, as compared to the fourth quarter of each year. These recurring revenue and expense items impact MEDNAX’s revenue, operating income, net income and earnings per share for the first quarter of each year, relative to other quarters throughout the year.

Reconciliation of Non-GAAP Information

This press release contains non-GAAP information for the 12 months ended December 31, 2010, and the three months and 12 months ended December 31, 2009, related to general and administrative expenses, operating income, the income tax provision, net income and diluted earnings per share. MEDNAX believes that this non-GAAP information is useful to management and investors reviewing financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information investors are provided with a meaningful understanding of MEDNAX’s ongoing operating and financial performance. This information is not intended to be considered in isolation, or as a substitute of GAAP financial information. The following tables reconcile the GAAP general and administrative expenses, operating income, the income tax provision, net income and diluted earnings per share to the non-GAAP amounts provided in this press release:

	12 Months Ended December 31, 2010
	GAAP	Adjustments	Non-GAAP
	(in thousands, except for per share data)
Income before income taxes	$311,152	$-	$311,152
Income tax provision	(108,461)	(10,926)	(119,387)
Net income	$202,691	$(10,926)	$191,765
Net income per common and common equivalent share (diluted):	$4.26	$(0.23)	$4.03
Weighted average shares used in computing net income per common and common equivalent share (diluted)	47,570		47,570

	Three Months Ended December 31, 2009
	GAAP	Adjustments	Non-GAAP
	(in thousands, except for per share data)
General and administrative expenses	$36,569	$1,763	$38,322

Operating income	$79,184	$(1,763)	$77,421

Income before income taxes	$79,060	$(1,763)	$77,297
Income tax provision	(28,659)	639	(28,020)
Net income	$50,401	$(1,124)	$49,277
Net income per common and common equivalent share (diluted):	$1.07	$(0.02)	$1.05
Weighted average shares used in computing net income per common and common equivalent share (diluted)	47,054		47,054

	12 Months Ended December 31, 2009
	GAAP	Adjustments	Non-GAAP
	(in thousands, except for per share data)
General and administrative expenses	$147,162	$1,763	$148,925

Operating income	$288,929	$(1,763)	$287,166

Income before income taxes	$287,700	$(1,763)	$285,937
Income tax provision	(111,896)	695	(111,201)
Net income	$175,804	$(1,068)	$174,736
Net income per common and common equivalent share (diluted):	$3.78	$(0.02)	$3.76
Weighted average shares used in computing net income per common and common equivalent share (diluted)	46,471		46,471

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., Eastern Time today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight Eastern Time February 17, 2011, by dialing 800-475-6701, access code 185684. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation's leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 300 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation's largest provider of newborn hearing screens. In 2007, the Company expanded into anesthesia services. Today, American Anesthesiology includes more than 700 anesthesiologists and advanced practitioners. MEDNAX, through its affiliated professional corporations, employs more than 1,650 physicians in 33 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements which may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands, except for per share data)

Net patient service revenue	$368,480	$333,288	$1,401,559	$1,288,264
Operating expenses:
Practice salaries and benefits	220,872	199,500	854,920	783,493
Practice supplies and other operating expenses	16,374	13,693	57,511	52,232
General and administrative expenses	39,505	36,569	154,267	147,162
Depreciation and amortization	5,843	4,342	21,950	16,448
Total operating expenses	282,594	254,104	1,088,648	999,335
Income from operations	85,886	79,184	312,911	288,929
Investment income	327	382	1,434	1,682
Interest expense	(884)	(506)	(3,193)	(2,911)
Income before income taxes	85,329	79,060	311,152	287,700
Income tax provision	31,529	28,659	108,461	111,896

Net income	$53,800	$50,401	$202,691	$175,804

Net income per common and common equivalent share (diluted)	$1.12	$1.07	$4.26	$3.78

Weighted average shares used in computing net income per common and common equivalent share (diluted)	47,998	47,054	47,570	46,471

Balance Sheet Highlights
(Unaudited)

	As of	As of
	December 31, 2010	December 31, 2009
	(in thousands)
Assets:
Cash and cash equivalents	$26,251	$26,503
Short-term investments	17,381	5,380
Accounts receivable, net	181,395	164,444
Other current assets	70,982	96,338
Goodwill, other assets, property and equipment	1,741,637	1,396,685
Total assets	$2,037,646	$1,689,350

Liabilities and shareholder's equity:
Accounts payable & accrued expenses	$307,723	$346,470
Total debt	146,681	50,443
Other liabilities	135,788	102,339
Total liabilities	590,192	499,252
Shareholders' equity	1,447,454	1,190,098
Total liabilities and shareholders' equity	$2,037,646	$1,689,350

Other Operating Data
	12 Months Ended December 31,
	2010	2009
Number of:
Births	736,191	744,202
NICU Admissions	93,310	90,567
NICU Patient days	1,710,904	1,658,845

CONTACT:
MEDNAX, Inc.
Bob Kneeley, 954-384-0175 x-5300
Vice President, Investor Relations
bob_kneeley@mednax.com